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Clearwater Paper Corporation

Conference Call

Moderator: Gordon Jones

September 16, 2010

11:30 AM ET

Operator:	Good day, ladies and gentlemen, and welcome to the Clearwater Paper conference call. At this time, all participants are on a listen only mode. Later, we will conduct a question and answer session with instructions following at that time. If anyone requires assistance, please press *, then 0 on your touchtone telephone. And as a reminder, this conference call is being recorded.

And now your host for today’s conference, Linda Massman. Please begin.

Linda Massman:	Good morning, and thank you for joining us on short notice this morning, to discuss a significant strategic development for us, the acquisition of Cellu Tissue Holding. Our press release issued earlier this morning includes some details about this transaction, and you will also find a PowerPoint presentation on the Investor Relations area of our website, at www.clearwaterpaper.com.

Before we get started, I would like to remind you that this presentation may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially from the forward-looking statements.

Factors that could cause actual results to differ materially include those expressed or implied by risks and uncertainties described from time to time in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2009, and our subsequently filed Forms 10-Q.

Any forward-looking statements are made only as of this date, and we undertake no obligation to update any forward-looking statements based on changes in our expectations.

On today’s call with me is Gordon Jones, Chairman, President and CEO, and Michael Gadd, our General Counsel.

We are very pleased to announce that we have executed a definitive agreement to acquire Cellu Tissue. I will lead off today’s call by going over some of the specifics of the transaction, and then turn it over to Gordon to cover the strategic benefits this deal is expected to bring to Clearwater Paper. We will then take questions.

Please turn to slide 2 of the presentation on our website. We expect that the acquisition of Cellu Tissue will enable us to create a much more scaled company in the private label tissue space, with revenue of approximately $1.9 billion on a combined annual basis.

We are acquiring Cellu Tissue for $12.00 per share, as well as net debt of approximately $255 million, which implies a total transaction value of approximately $502 million. We plan to finance the acquisition using a combination of existing cash on hand, plus proceeds from the issuance of new debt. We plan to retire Cellu Tissue’s outstanding debt, with the exception of approximately $16 million of industrial revenue bonds.

The acquisition is expected to close in the fourth quarter of 2010, and is subject to customary closing conditions, including successful completion of Hart-Scott-Rodino review, and Cellu Tissue’s shareholder approval. This transaction has already been approved by the Boards of Directors of both companies.

I will now turn the call over to Gordon.

Gordon Jones:	Thanks, Linda. If everyone would please turn to slide 3 of the supplemental materials, that would be terrific.

We are very pleased to announce another large step forward in the growth of Clearwater Paper. We have told you for some time that we continue to evaluate strategic growth alternatives for Clearwater Paper, and this is yet one more manifestation of that effort. This transaction represents what we concluded to be the best strategic alternative for deployment of our capital.

The value of this transaction is pretty straightforward. It creates a company with approximately $1.9 billion of revenue, and gives us the opportunity to establish a national manufacturing presence as a papermaker and converter, with a total of 14 manufacturing sites on both the West and now East Coasts.

Not only are we compatible from a geographic perspective, our complementary customer channels will afford us an increased stability to service all tiers of the tissue market — ultra, premium, value and economy, as well as the away from home market.

Importantly, given our strategic focus on Through-Air-Dried, or TAD products, that will also immediately give us 24,000 tons of additional TAD capacity. This augments our strategic plan nicely, as we proceed with our recently announced intention to construct a TAD paper machine and converting facilities in Shelby, North Carolina.

All of these benefits are expected to drive expansion of our grocery relationships, and give us immediate entry into new markets.

We expect to realize net cost savings of $15 million to $20 million per year by the end of 2012. But it’s important to note that the transaction is expected to immediately enhance EBITDA margins, and is accretive to earnings per share even before synergies are taken into account.

If you will now please turn to slide 4. This slide shows that for the 12 months ended June 30, 2010 for Clearwater Paper, and the 12 months ended May 27, 2010 for Cellu Tissue, the combined company would have had approximately $1.9 billion in revenue, and adjusted EBITDA of $239 million, yielding an adjusted EBITDA margin of 12.9% before assuming any synergies.

If you would now turn to slide 5, you will see that the percentage of revenue generated by our Consumer Products segment, on a pro forma basis, increases to 59%, from 43% on a standalone basis, resulting in improved overall margins and additional emphasis on our growing private label tissue business.

Slide 6 illustrates what a change this acquisition creates from a geographic coverage standpoint. We immediately gain a national presence to serve our customers, in addition to logistics improvements with better shipping flexibility and distribution of facilities. It also creates economies of scale, providing us better volume purchasing power, and the potential ability to better manage major material costs.

Our combined total tissue manufacturing capacity will be 472,000 tons, with 395,000 tons of tissue converting capacity.

Please turn to slide 7. From a Consumer Products and customer standpoint, this deal supports our strategy to grow the private label grocery business, while providing the capacity to diversify into new market segments. We will be better able to serve and pursue additional national grocery customers, add regional grocery customers, and push into the value channel for mass and dollar store business.

Slide 8. That shows the pro forma capital structure for the transaction. As Linda stated, financing for Cellu Tissue will come from cash on the balance sheet, plus debt financing in the form of new senior notes. After closing the transaction, we will maintain substantial liquidity, and maintain a conservative leverage profile.

In summary, we are very, very excited to have the opportunity to significantly expand our business and solidify our long-term strategic position in the private label tissue market with this transaction. And in fact, to do so at a price that makes this immediately accretive to our shareholders.

Operator, we’ll now take some questions.

Operator:	Thank you. Ladies and gentlemen, if you have a question or comment, please press *, then 1 on your touchtone telephone. Again, if you have a question or comment, please press *, then 1 on your touchtone telephone.

Our first question is from Ian Zaffino of Oppenheimer and Company. Your line is open.

Ian Zaffino:	Great, thank you. Our congratulations on the deal.

Gordon Jones:	Thanks, Ian.

Ian Zaffino:	The question would be, as you look to spend the incremental $260 million or $280 million, whatever you’ve actually said publicly, are you guys putting financing into place prior to that? Is there something you could do with the free cash flow? And what type of debt levels are you comfortable with? Thanks.

Linda Massman:	Yes, Ian, I’m assuming you’re referring to the transaction we’re discussing today. We’ll plan on issuing $350 million of senior notes for the transaction, and also use some of our existing cash on hand.

Ian Zaffino:	Right, but then you have the TAD machine coming up, so —

Linda Massman:	Correct. And as you probably saw on slide 8, we still have cash on hand, and then obviously, we’ll have some free cash flow as we move forward on a go-forward basis that can be used for the Shelby facility, as well as our revolver.

Ian Zaffino:	Okay, so basically, you’d fund the TAD machine with cash flow and additional borrowings on your revolver.

Linda Massman:	Yes, those would be our plans.

Ian Zaffino:	Okay. And what your comfort level on debt? I think once in the past, you’ve said up to four times. Is that something you still believe, or what are the thoughts there?

Linda Massman:	Yes, I think that would still be the right framework to use, and this transaction puts us with a very nice capital structure at 2.2 times total debt to last 12 months EBITDA.

Ian Zaffino:	Okay. All right. Thank you again.

Gordon Jones:	Thanks, Ian.

Operator:	Thank you. Our next question is from Kevin Cohen of Imperial Capital. Your line is open.

Kevin Cohen:	Morning. Congratulations, guys. A few questions. I was wondering if you could give us a little bit of color in terms of the genesis of the transaction, and the thought behind acquiring Cellu Tissue as opposed to another competitor, or other potential uses of the cash flow you generate.

Gordon Jones:	Sure, happy to. Well, we had been, I think, pretty public about our desire to look at all options relative to where we take the company post the spin-off in December of 2008, and we were looking at M&A, obviously, and very obviously now, at the same time that we were looking at expanding our own internal capacity. And the first step that we thought was appropriate was that step relative to Shelby, North Carolina.

We always had our antennae up for opportunities that would make sense for us, from an M&A standpoint. This one seemed to stand out pretty dramatically to us as an opportunity to combine these two businesses, and for the — many of the reasons that I mentioned in my script already, I mean, it’s great geographic presence, and it really gives us the major difference from today to tomorrow post-transaction. As of today, we have this national sales footprint, where we’re selling coast to coast, and at post-transaction, we will have a full line national manufacturing presence.

So, the location of these facilities is terrific for us, from a logistics standpoint. I think, Kevin, the best way of looking at this is just to look at that slide 6, and look at that national US map, and you can see all the sites that are there that are currently Clearwater, and those that are Cellu Tissue, and the fit for us in North America is, frankly, pretty phenomenal, given a national sales footprint that we have. So it fits extremely nicely for us.

Linda Massman:	And Kevin, I’m sure you’ve paid attention to this (unintelligible) $20 million dollars of synergies that we expect to achieve from this transaction as well.

Kevin Cohen:	Yes, I guess on the synergy front, do you think that’s a conservative number? I guess when I look at the combined company and the combined top line, I would think maybe the synergy number could be twice as large as that. I was wondering maybe if you can give us a little granularity on that.

Linda Massman:	I think it’s a number that we feel very comfortable with at this point, and obviously, if there’s more money there, we’ll be chasing after it.

Kevin Cohen:	And do you think the timing could be sooner than the end of 2012 on a run rate? I would imagine, if the transaction is expected to close in the fourth quarter this year, that we might see those synergies a lot sooner than 4Q ’12.

Linda Massman:	Our closest estimate right now is 2012. If that changes, we’ll clearly try to keep you guys informed on that. But right now, that’s our best estimate.

Kevin Cohen:	And then I guess, would you be able to give us a little bit of color in terms of the tissue mix pro forma for the new company in terms of premium versus the other grades of tissue? Just sort of what the new company looks like. Do you have any sort of rough cut estimates on that?

Gordon Jones:	Yes, we really don’t have that to share at this time, Kevin. But do think about what this brings us, particularly as you take a look at TAD paper, and our announcement in North Carolina that was going to add 70,000 tons and still will add 70,000 tons of TAD capacity. That would be in addition to the 36,000 tons that we have in Las Vegas, and now the 24,000 that have come to us from the Canadian operation associated with this acquisition.

So, it really helps solidify our mode into that high end sort of market for both tissue and towel on TAD.

Obviously, this acquisition also brings a significant amount of conventional paper to the party, too. But as we’ve tried to say in previous calls, we think the tissue market is an excellent market. It’s growing in every segment — it’s not just growing in TAD. It’s growing in TAD and conventional, and the combination of these two, increasing our conventional paper capacity, increasing our TAD paper capacity, is just spot on with where we wanted strategically to take the business.

Kevin Cohen:	And then two financial questions, maybe for Linda. Should we assume that the new notes will be unsecured, just to maintain extra financial flexibility?

Linda Massman:	Yes, I think that would be a safe assumption. That’s what we’re making our assumptions here.

Kevin Cohen:	And then just lastly, Linda, in regard to the prior question, in terms of funding the tissue expansion, is it the thought or is it the belief that the Company would need to dip into the revolver to fund that, or were you just simply mentioning it was an option, but not the base case assumption that people should be assuming?

Linda Massman:	It’s definitely an option. We obviously generate a lot of free cash flow, and believe we can fund it primarily through our free cash flow, and existing cash on hand.

Kevin Cohen:	Great. I’ll get back into queue. Good luck. Thank you, guys.

Gordon Jones:	Okay, thanks, Kevin.

Operator:	Thank you. Our next question is from Eric Hollowaty of Stephens, Inc. Your line is open.

Eric Hollowaty:	Congrats on the deal.

Gordon Jones:	Hi, Eric.

Eric Hollowaty:	A few questions. Back on the synergies, where do you expect those to mainly come from? Can you give us a better sense of where you see some efficiencies?

Gordon Jones:	Yes, I think that — I guess, just think of some of the basics associated with it. When we look at that same slide 6, which shows that national side, a lot of this is logistical. And as you know now, or as I think folks know now, all of our papermaking capacity has been in Idaho and also Las Vegas, even though we’ve had converting operations also there in Las Vegas and in Elwood, Illinois. What happens is, we’re taking these parent rolls that are made in Lewiston and shipping them across the country, and then converting them in Elwood, and then finished cases from there on, in order to satisfy this national footprint.

Now, as you might imagine, with all of this extra, or good, available capacity to us in the East, matched up with good customers there, we think that there are some real significant logistical opportunities for us around this whole equation. So that’s probably the major one.

Eric Hollowaty:	Okay.

Gordon Jones:	There’s some other ones relative to procurement, which also can make some sense to us. And just sort of the classical synergies you might expect, Eric.

Eric Hollowaty:	Right, okay. In terms of asset quality of the target, how should we think about additional CapEx commitments and other investments that you might be making on a go forward basis, to either expand the business or bring it up to a level that you feel is acceptable to achieve your goals going forward?

Gordon Jones:	Well, let me just kind of answer that on a general basis. We’ll be working on — and if we make the assumption that we’re getting to close, and we do have those qualifiers of we have some regulatory things that need to get approved as we go forward, but assuming that we get the close, we’re also going to be then needing to develop what our plans going forward look like from there, so we’re really not ready to comment today on what that capital looks like.

But I would tell you, and for all the folks listening, I mean, we like Cellu Tissue, and we like their assets. So we’re doing this for what we believe are all the right reasons, and we’re going to try to do the best thing for the combination of the two companies — in other words, try to really maximize the assets of both. And there’s a number of things that we really like when we look inside Cellu Tissue.

Eric Hollowaty:	Yes. On the $350 million in unsecured notes that you plan to issue, any sense for a ballpark financing rate on that, that would be there for us to assume? Any kind of range you might be able to help us think about?

Linda Massman:	You know, I think it’s too early to know. It’s all going to depend on when we can get out to the market. I mean, clearly, it’s going to be an interest savings from what Cellu Tissue currently pays today on their notes. But we’ll see where the bond market is when we get out there to do the offering.

Eric Hollowaty:	Right, okay. You know, when you combine this deal with the greenfield expansion, you guys have a lot going on. How are you going to manage all of those priorities with those two significant projects happening at the same time? How do you think about that?

Gordon Jones:	Eric, actually, we think that this acquisition helps us in that. This is not a drain on assets or a drain on bandwidth. This is an addition to bandwidth. The folks inside Cellu Tissue are terrific people. We’re delighted to have them join our team, and assuming, of course, we get to close.

And we just think that their kind of skills and talents will help us accomplish what we want to accomplish. So we see it as a — very much a net positive, and an increase in bandwidth and capability, and not the other way around.

Eric Hollowaty:	Okay, great. Thanks, guys. Good job. I’ll get back in the queue.

Gordon Jones:	Okay.

Operator:	Thank you. Our next question is from Steve Chercover of D. A. Davidson. Your line is open.

Steve Chercover:	Congratulations, guys.

Gordon Jones:	Thanks, Steve.

Steve Chercover:	I guess my question is a follow on to that one, in terms of the management team. I assume that — have decisions been made on who stays on? If — they do have some capable people, so might they run almost separately for a while, or how quickly do you expect the systems to be integrated, and how similar are they?

Gordon Jones:	Well, we’re working on that, and now, of course, are really going to dig deeply into it, Steve. It’s a lot to be done, and a lot that needs to be discussed around on both sides.

So as far as decisions, I think at this point, no, there haven’t been any decisions made about that. You know, that ends up — they’re going to take time to figure out, and for us to get to know the folks inside there, and vice versa, and talk about the complementary skills that folks have, and then make some decisions.

But we’ll do that as soon as we possibly can. We know there will be a lot of folks, maybe even on this call, that are interested in those answers right now. But unfortunately, we just don’t have them yet. It’s going to take us a while to figure all of that out.

But again, I would emphasize that this acquisition — what this acquisition brings with it, and this is not just an asset acquisition. We’re very excited about the skills and the capabilities of the people inside the Cellu Tissue operation, and we look forward to working with them.

Steve Chercover:	Well, I think strategically, it’s rock-solid. Maybe one for Linda. In terms of your anticipated costs of debt, do you think you’ll be going to the high yield market for this, or any sense whether you’ll be paying a higher or lower coupon than the debt that’s currently outstanding?

Linda Massman:	Well, we are planning to issue in the high yield market, and we’re sure hopeful that it will be at a better coupon than our current debt.

Steve Chercover:	And in discussions with that side of the street, my understanding is that the windows are now very much open.

Linda Massman:	Yes. It’s a good debt market right now, from our perspective, and what our advisors are saying. So we’ll try to move as quickly as we can to access it.

Steve Chercover:	Okay. And the coated paperboard, within the grand scheme of an ever larger tissue entity, does it still seem to you to be a core business?

Gordon Jones:	Well, you’re talking, Steve, about the machine glaze business, and the other things that aren’t necessarily pure tissue. Those are businesses that are going to be new to Clearwater, and we’re going to have to take our time to evaluate those.

But from what we’ve seen, we like what we see, and we’re looking forward to learning more about them.

Steve Chercover:	Yes, but the [SBS] and whatnot is still very much part of the Clearwater story?

Gordon Jones:	Yes. Oh, and were you asking about pulp and paperboard?

Steve Chercover:	Yes, correct.

Gordon Jones:	Oh, okay. Well, pulp and paperboard on that side — I thought you were talking about machine glazed from the Cellu Tissue side. On the paperboard side business, absolutely. We feel terrific about that business. I mean, as you know, we’ve got the two mills, and that market is — you know, a nice place to be, and all seems to be going quite well there.

So, we think that this is very complementary, in fact, to the Company, and that the paperboard business is an integral part of the Company, will remain an integral part of the Company.

Steve Chercover:	Final question. I haven’t heard any discussion of breakup fees. Is there a number you can share?

Gordon Jones:	Well, you know, I’m not sure — there’s been lots of discussion about that. I’m not sure that that’s one that we want to go public with. Let us think about that a little bit, Steve. But there are some points on that one that we have talked about with the other side. I just don’t feel comfortable in revealing all of that right now.

Steve Chercover:	Okay. Thanks very much.

Gordon Jones:	Okay, thank you.

Operator:	Thank you. Our next question is from Carson Dixon of T. Rowe Price. Your line is open.

Carson Dixon:	Hey, guys. Good morning.

Michael Gadd:	Good morning, Carson. How are you?

Carson Dixon:	I’m good. Can you just quickly, if you have it front of you there, give me the sources and uses, kind of like on page— I guess page eight of the slide, kind of have similar sort of numbers.

Linda Massman:	Sure. Sources — cash would be about $209.7 million, senior notes, 350, and we’d be assuming the IRBs of 16, for a total of $575.7 million. And then the uses — we have kind of got this in bits and pieces across the release and the presentation — equity, 247.2, as of 5/27, Cellu Tissue had $8 million on their revolving credit facility, and then we would assume to take out, and tender, for their senior secured notes, having to pay also that discount to face value, it would be 234.5. And then of course the debt assumed, the IRB of 16, and that leaves the balance for the make whole premium that we’re making the assumption we’ll pay on the Cellu Tissue notes, and then the balance is fees and expenses for the total transaction.

Carson Dixon:	What were the fees and expenses?

Linda Massman:	It’s about $30 million, is what we’re estimating, and that’s for the total transaction.

Carson Dixon:	OK, thank you very much.

Gordon Jones:	OK, thanks, Carson.

Operator:	Thank you. Our next question is from Roger Spitz of Banc of America. Your line is open.

Roger Spitz:	Thank you. You had previously given an $10 million a year EBITDA benefit from the new Shelby, North Carolina, converting lines, the ones that were coming on first. I think you were saying based in large part on the shipping logistics. The current $15 million to $20 million of acquisition synergies you talked about earlier in the call sound like also included shipping logistics. Should we be reducing the $10 million per year benefit from those other converting— the Shelby converting lines, based on this acquisition?

Linda Massman:	Yeah, it’s incremental to what we’ve already said with regard to Shelby.

Roger Spitz:	OK, so $15 million to $20 million incremental? Got it. OK.

Linda Massman:	Yes, it’s incremental to this transaction.

Roger Spitz:	OK. And how many tons per year of parent rolls, if you do, do you personally— typically purchase from Cellu Tissue currently?

Gordon Jones:	You know, it varies, Roger. I don’t have a number right now to be able to give you, because it kind of goes up and down, based upon demand. You know, sometimes that’s a— depends on their availability, of course, and our needs and whether or not it’s bathroom tissue or towel tissue or even, frankly, a little bit of recycled tissue that Cellu Tissue makes that we have purchased from time to time. But anyway, so I don’t have any real numbers to give you, but there is some integrated benefit there of us being able to have those rolls without purchasing them from the outside, Cellu Tissue, of course, was prior to this, and will be until close.

Roger Spitz:	OK. Could you describe Cellu Tissue’s toilet tissue business? I mean, do they have any premium, or are they really only in value and economy, and do you have any value and economy overlap with that?

Gordon Jones:	Yeah, I think— and I would certainly defer you to the folks at Cellu Tissue to give you a better answer than I can give you, but from our assessment of this, as you know, we— we play in all levels of the market—ultra, premium, value, and economy, and I believe that Cellu Tissue is active in all of those same categories. They might get there a little bit differently than we do, they might have different machines, they might have some different capabilities, but I think they would say, and you could certainly should check this with them, that it’s very complementary. And that’s one of the things that we like about this acquisition, is that we all are operating, both companies, are operating in the same kind of channels, from top to bottom, across all four of those.

You know, we have a small TAD machine in Las Vegas now, that we’re running really towels on, and Cellu Tissue has a TAD machine in St. Catherines, Ontario, in Canada, so each company has its own small TAD machine. We will have a much bigger one when we’re done in North Carolina than either of those two machines, but you know, that means that we’ll just be able to play very strongly, as a combined company, along with that North Carolina machine, in that high-end ultra business. But, I think they would say they’re in all of them, and we’re in all of them.

Roger Spitz:	On their TAD machine in St. Catherines, are they running— what kind of pipes are they running? Are they running towels, or toilet tissue — presumably towels, not toilet tissue.

Gordon Jones:	Yeah, I think they’re running towels there. Again, I would you defer you to them to talk about what they’re currently doing there, but I think they’re running towels in St. Catherines, much the same as we’re running the towels in Las Vegas.

Roger Spitz:	OK. And could you describe any channel overlap? I know they’re focused a lot on dollar stores and you’re focused on— more on grocery stores. Do they do some grocery stores, and are you at all in any dollar stores?

Gordon Jones:	Yes— you know, we’re looking at the whole range all the time, and I’m sure that they have been, too, but talking specifically about Clearwater, you know, one of the that things we haven’t had and will have after this acquisition is hopefully all concluded, is the ability to participate across that whole spectrum. I mean, right now, all of our paper capacity is being converted and we are where we are. I mean, we’re completely sold out with all of our tissue and it’s hard for us to significantly expand our tissue capacities with— unless we buy the paper in, and we’ve been doing that. We’ve been buying the paper in in order to be able to continue to grow our business, but this will put us in a different situation. We will end up as a combined company now have parent rolls and go from being parent roll short to parent rolls long, and that should help us really expand our business as well, so—

Linda Massman:	And there’s some minor overlap of channels as well, but for the most part, this is very complementary.

Roger Spitz:	OK, well, thank you very much.

Gordon Jones:	OK, thanks, Roger.

Operator:	Thank you. We have a question from Ian Zaffino of Oppenheimer and Company. Your line is open.

Gordon Jones:	Hey, Ian.

Ian Zaffino:	—give an idea— Hi, how are you doing again? Sorry. One more question — do you guys have an idea of, you know, what the pricing is, or the typical ASP, of their product versus yours, because you know, they obviously have a lower per-ton selling price, but I think that’s mainly because of the parent rolls. Is that true, or is there something else going on there?

Gordon Jones:	Yeah, I think— you know, it’s— you know, that’s an interesting- it’s a bit of an apples and oranges assessment, as you mentioned, because they’ve got parent rolls, and they’re parent roll long and we’re parent roll short; we’re fully converted, they’re not fully converted. They announced that their strategy was to, you know, increase their converting capacity and make those parent rolls into more converted, so it’s— it’s going to be pretty hard right now. We’ll try to shed more light on it as we get deeper into this, between now and the close, about that combination looks like, Ian, but right now, it’s pretty hard to compare side by side, because of the two differences in the companies relative to their parent rolls, or hard rolls, as they would call them.

Ian Zaffino:	Right, and how about on the selling price side of the converted product. How did they—

Gordon Jones:	No, I think it— there, it’s just all very much a function of what market you’re in. I mean, if they’re selling into grocery stores then they’re saying we’re in grocery stores, you know, those are competitive situations, and it’s— up and down the line, it depends upon what the customer is demanding, relative to the product at that point in time, so you know, I don’t think that you could say one is distinctly different than another.

Ian Zaffino:	OK, thanks.

Gordon Jones:	Yep.

Operator:	Thank you. Our next question is from Bob Amentha of JP Morgan. Your line is open.

Bob Amentha:	Thank you. Good afternoon.

Gordon Jones:	Good afternoon, Bob.

Bob Amentha:	Quick question — follow-up on the timing of the proposed bond deal. Are— you mentioned the market is kind of hot right now, so you would you be looking, say, to come in the next couple of weeks, versus maybe the regulatory and any other approvals that might take several months, or are you that confident that the thing ultimately gets done, that you would kind of strike while it’s hot, rather than take that chance of waiting a little while?

Linda Massman:	You know, we’ll be taking the lead from our advisers on that, and you know, we’ll— we’ll be ready to go as quickly as we can be, to get out to the market.

Bob Amentha:	But you— it is certainly within your ability to come to the market prior to having all those clearances, and everything like that, if you’re advised to do so?

Linda Massman:	Yeah, I think it’s a matter of getting all the routine, you know, information together, so we can put together all the information that we’re required of potential bondholders, so that we can get all their questions answered appropriately.

Bob Amentha:	OK. All right, that’s all I had. Thank you.

Gordon Jones:	OK, thanks, Bob.

Operator:	Thank you. Our next question is from Mitch Nordham of Diamondback Capital. Your line is open, sir.

Mitch Nordham:	Yes, hi, good afternoon. Wondering if you can talk a little bit about the debt-to-EBITDA — does that include the synergy number, and can you break out in more detail the $20 million in synergies?

Linda Massman:	Yeah, the debt-to-EBITDA number that I quoted was an LTM EBITDA, so it excludes synergies. It’s historical perspective, of 2.2 times. And then Gordon had called out some of the components, main components, of the synergies were around primarily logistics savings, freight savings, and procurement, of some of our key commodity products.

Mitch Nordham:	OK. And the— just the background here — I mean, the main competition here would be Kimberly, GP, and SCA, right, in the—

Gordon Jones:	Procter & Gamble.

Mitch Nordham:	It looks like Kimberly, GP, and Procter & Gamble in the branded product side, right?

Gordon Jones:	Right, those are three large, branded players. Exactly.

Mitch Nordham:	What sort of— how much due diligence were you able to do here? Can you give a little bit of background?

Gordon Jones:	We did what I think what you would call the normal, expected due diligence on something like this. We spent some reasonable amounts of times in every one of the facilities and spent time talking to the folks that we felt like we needed to talk to in order to be able to get the information we needed, and they did all the standard providing of data that was required. So, you know, we feel comfortable that we’ve probed and done what we need to do to find out what this looks like and really feel good about how this looks and the decision.

Mitch Nordham:	Great. And with regard to the treatment of the CLU debt, the 14s, what’s the process there?

Linda Massman:	Process yet to be determined, but we will be tendering for those, I mentioned during the sources and uses. Right now, we’re assuming there’s a make whole on those, and I guess more detail to come as we progress.

Mitch Nordham:	Great. And does the agreement have, on the funding side, specified periods for when you all would market the debt, or how will you handle that? I know you said some of it is, you were going to take the lead from your advisers, but is there any specificity to that in the merger agreement?

Linda Massman:	I don’t think so. I think it’s pretty open to us making some decisions about when we want to access the market, when we feel like we have the appropriate information together to give the bondholders a good grasp of the details we think they’ll need to know to better understand the transaction and buy some of those securities.

Mitch Nordham:	OK. And will this be an information statement for Cellu Tissue or a full-fledged shareholder meeting?

Gordon Jones:	I believe it will be a shareholder meeting.

Mitch Nordham:	OK, I ask because of Weston owning close to owning close to half the company; I didn’t know if that would accelerate the closing.

Gordon Jones:	Yeah. I believe it’s a shareholder meeting, but you know, that would be probably another good one, Mitch, to clarify with them, but that’s my understanding of it.

Mitch Nordham:	OK, just last question, and I appreciate all your time — is the gating issue here for consummating this transaction the antitrust review, or the shareholder meeting?

Gordon Jones:	It’s really both. Yeah it’s really both. I mean, we— as Linda mentioned, we feel like we’ll be ready to go to the market when ready. Gathering the information isn’t going to be a problem, to be able to do it, but we want to make sure that that’s consistent, right timing with both regulatory and the shareholders. So, it’s really those two items.

Mitch Nordham:	Thanks very much.

Gordon Jones:	You bet; thank you.

Operator:	Thank you. Our next question is from Kevin Cohen of Imperial Capital. Your line is open.

Kevin Cohen:	Thanks. Just a couple of follow-ups. Are you able to articulate what the pro forma pulp position will be in terms of the net pulp buy per annum for newco?

Gordon Jones:	Yes. We think that it will probably be in the range of 400,000 tons.

Kevin Cohen:	The company will be a net purchaser of, per annum, 400,000?

Gordon Jones:	Right, a net purchaser. That’ll take Clearwater from a net purchaser of about 85,000 tons to a net purchaser of about 400,000 tons.

Kevin Cohen:	And I guess when the company was contemplating the transaction, are you able to share any color in terms of what the thought was in terms of the outlook on pulp, as well as the outlook on natural gas, in terms of hitting the company’s presumed internal rate of return targets? What is— what can you share on that front?

Gordon Jones:	Yeah, you know, hard to know — of course, the natural gas, you know, that’s really just, you know, the estimate of the indices and where those are going to go. With the pulp market, that is obviously a hard one to predict. This does put us more dependent upon what happens relative to the pulp market and the change, and as you’ve seen, pulp market has spiked up pretty high. It’s softened now, and in September, it appears to have stabilized a bit. Not sure which direction it goes from here, but there’s lots of data out there that talks about where that potential direction of the pulp market would go, so we’ve tried to model in all the different options relative to which way the pulp market can go, and put that into our thinking, relative to this, and we obviously still feel very good about it.

Kevin Cohen:	And should we assume that the assumptions are relatively conservative on both of those fronts — i.e., that pulp would stay relatively elevated and that natural gas probably doesn’t stay at $4, maybe goes higher, or—

Gordon Jones:	Yeah, I think the indexes to use— you know, we’ve talked about this on some other calls, are RICI, and you know, we look at RICI and try to say, “All right, what’s going to happen there?” RICI had talked about pulp prices falling very dramatically in the second half of this year. They have fallen, but not quite as dramatically as was originally predicted, so those are some of the numbers that we use as part of our analysis.

And as you know on the Clearwater side, we’re actually selling pulp into the market, so we get a pretty good feel about what goes on to the market when we’re selling. That 85,000 tons is a net purchase position, and that’s after we’ve already sold some tons into the market. So we feel pretty in touch with what’s going on in the pulp market. We haven’t been all that large a player. We’ll certainly be a larger player now, and I guess I would remind you that even purchasing 400,000 tons, which is a lot, is nowhere near the amount of tons that’s purchased by our branded competitors, who do not have pulp mills.

Kevin Cohen:	Sure. And it sounds like, from what I infer, that the punch line is that the economics are still attractive, even if NBSK pulp, just as a reference point, were to stay close to $1,000 a ton. Is that the right assumption, or am I inferring incorrectly?

Gordon Jones:	Yeah, we- I think you’re inferring correctly, and that through the market, through the pulp price market, this business feels good to us, you know, through the cycle.

Kevin Cohen:	Got it. And then lastly, any color in terms of the price hike of 3% to 6% that the industry leader in tissue was seeking? Any color in terms of whether that’ going to go through, or do you think it’s not going to happen at this point?

Gordon Jones:	You know, don’t know. Honestly don’t know. Let me just leave that as the good question.

Kevin Cohen:	OK. Fair enough. Thanks a lot, and good luck.

Gordon Jones:	OK, thanks, Kevin.

Kevin Cohen:	Thank you.

Operator:	Thank you. Our next question is from Bill Harler of Ridgecrest. Your line is open.

Bill Harler:	Yes, good morning.

Gordon Jones:	Good morning, Bill.

Bill Harler:	You know, I had some questions on the pulp situation, but you pretty much answered it on the last call, which is fine. I guess the second item, I remember attending a meeting you guys held a few months ago — any change in the supply/demand outlook for tissue capacity? I know we have a couple of players out there doing some conversions and adding capacity, but you do still think the business will remain relatively tight over the next three, four, five years—

Gordon Jones:	—still feel—

Bill Harler:	—demand and supply.

Gordon Jones:	Yeah, still feel good about it, Bill; very good about it. You know, the machines that we’ve talked about on some of the previous webcasts that are coming on from some of our competitors, we know of no additions to those, so— and as we match those up against population growth, which is really the driver for the tissue business, that population growth really absorbs those machines that have been announced out there now, so no real change at all, still feel very good about it, still feel awfully positive about it. And in fact, today, Bill, even better about it yet, now that we have this, you know, national manufacturing presence to be able to expand our business.

Bill Harler:	OK. And I guess one financial question — anything on the tax rate going forward? Does this deal do anything to, you know, your effective rate or your cash tax-paying position? Anything regarding taxes going forward that might be relevant?

Linda Massman:	Yeah, nothing of material note at this point on that.

Bill Harler:	OK. OK, all right, thank you very much.

Gordon Jones:	Great. Thanks, Bill.

Operator:	Thank you. Our next question is from Joe Stivaletti of Goldman Sachs. Your line is open.

Joe Stivaletti:	Good morning. Just to clarify — on the- as it regards the Cellu Tissue bonds, just was wondering, your rationale, or your decisions, on taking those bonds out. Is that— is there something in the Clearwater debt that requires you to take those bonds out, or do you just feel like you don’t want to have 11.5 coupon secured debt out there?

Linda Massman:	Well, I would say yes and yes. So, we are required to take those out in order to move forward.

Joe Stivaletti:	OK. And are you- are you- have you settled on just pursuing your T plus 50 May call option, or are you looking at other potential options?

Linda Massman:	I think at this point, that’s the assumption that we’re making.

Joe Stivaletti:	OK. That’s all I had. Thanks very much.

Gordon Jones:	OK, thanks, Joe.

Linda Massman:	Thanks, Joe.

Operator:	Thank you. That concludes the Q&A portion of our call today. I will turn the conference over to Mr. Gordon Jones for any closing remarks.

Gordon Jones:	Yeah, just a couple of quick comments. I hope you’ve picked up on the call today that we’re very excited about this. I certainly am, I think that our senior team is here, our board has been very supportive about it. We’re excited about these assets and the people and the skill level and the business being combined with ours, so we feel very good about. We’re excited about making it happen and we look forward to merging these two companies together. So, and thank you all very much for your interest this morning. Look forward to continue talking about it.

Operator:	Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the program. You may now disconnect. Have a wonderful day.

Additional information and where to find it

In connection with the proposed merger of Cellu Tissue Holdings, Inc. (the “merger”) with and into Sand Dollar Acquisition Corporation, a wholly owned subsidiary of Clearwater Paper Corporation, and required shareholder approval, Cellu Tissue intends to file with the SEC a preliminary proxy statement and a definitive proxy statement and other relevant material in connection the merger. The definitive proxy statement will be sent or given to the stockholders of Cellu Tissue. Before making any voting or investment decision with respect to the merger, investors and stockholders of Cellu Tissue are urged to read the proxy statement and the other relevant material when they become available because they will contain important information about the merger. The proxy statement and other relevant materials (when they become available), and any other documents filed by Cellu Tissue with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov, at Cellu Tissue’s Investor Relations website at cellutissue.com/investor (click “SEC filings”) or from Cellu Tissue by contacting Investor Relations by mail at 1855 Lockeway Drive, Suite 501, Alpharetta, Georgia 30004, Attention: Investor Relations, or by telephone at (707) 407-2164.

Participants in the Solicitation

Clearwater Paper and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Cellu Tissue stockholders in connection with the merger. Information about Clearwater Paper’s directors and executive officers is set forth in Clearwater Paper’s proxy statement on Schedule 14A filed with the SEC on March 29, 2010 and its Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on February 26, 2010. Additional information regarding the interests of participants in the solicitation of proxies in connection with the merger will be included in the proxy statement that Cellu Tissue intends to file with the SEC.